UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

July 17, 2008

Date of Report (date of Earliest Event Reported)

EMPIRE ENERGY CORPORATION INTERNATIONAL

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-10077	87-0401761
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4500 College Boulevard, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices and zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In the period covered by this current report on Form 8-K, the Company entered into two material definitive agreements as described in detail below. The description of each agreement is wholly qualified in its entirety by reference to the full text of the respective agreement filed as an exhibit hereto.

Memorandum of Understanding for Joint Venture

On July 17, 2008, Empire Energy Corporation International, along with its wholly owned subsidiary Great South Land Minerals Ltd. (GSLM), signed a Memorandum of Understanding relating to the creation of a joint venture with Hong Kong-based Smart Win International Limited for the exploration and development of the oil, gas and helium resources of the Tasmania Basin within Special Exploration Licence (SEL 13/98). Smart Win is a joint venture between Genesis Energy Holdings Limited and New Times Group Holdings Limited, both listed on the Stock Exchange of Hong Kong Limited, created with an aim to explore business opportunities in oil, gas and energy exploration and exploitation in international markets.

Under the terms of the MOU, Smart Win and Empire Energy entered into a senior secured note under which Smart Win will lend AUD$5,000,000.00 to Empire Energy to be used for the exploration and development of the oil, gas and helium resources of the Tasmania Basin within SEL 13/98. The note will be secured by a pledge of 32 million newly issued Empire common shares and the personal guarantee of Malcolm Bendall, Chief Executive Officer and shareholder of Empire Energy.

The terms of the MOU further provide that Smart Win will have the option during drilling of one well or until approximately October 15, 2008 to enter into a joint venture with Empire Energy and GSLM for up to 50% ownership of the exploration and development rights within SEL 13/98 for an investment of up to AUD$45 million. The parties agreed to negotiate in good faith to complete the terms of a definitive joint venture and operating documents as soon as reasonably practicable, but no later than October 15th 2008. During the period of negotiation of the definitive JV agreement, Empire will not raise capital to use for the project under SEL 13/98.

Should Smart Win elect to execute the joint venture, the Note would be cancelled as part of the AUD$45 million investment. Should Smart Win elect to opt out of the joint venture, the Note would be repayable by Empire or the Guarantor in quarterly payments over a period of two years.

Smart Win has the right to conduct, at its own expense, full due diligence on the Project, GSLM, Empire Energy and such other companies and matters as far as they are related to GSLM and the Project. Empire will have the right to receive unequivocal proof that Smart Win has the contracted support of its JV partners, giving it the capacity and means to fulfill its obligations under the Joint Venture.

Senior Secured Note

In conjunction with the MOU, on July 17, 2008, Empire Energy, along with GSLM, signed a Senior Secured Note with Smart Win, under which the company may borrow up to AUD$5,000,000. Proceeds from the Note will be utilized to commence drilling for oil and gas on GSLM’s Tasmanian Basin license area SEL 13/98 and to fund GSLM operating costs in support of the exploration and drilling activity. The Note provides Smart Win the right to jointly agree that expenditures of proceeds of the Note apply to SEL 13/98. As stated in the MOU, Smart Win has agreed at signing to certain initial disbursements required to mobilize the drill rig, support GSLM operations and facilitate operation of the drilling program.

The Note earns no interest and is secured by a pledge by Empire of 32 million newly issued shares of Empire common stock held in trust and the personal guarantee of Malcolm Bendall, Chief Executive Officer of Empire. The Note matures with the decision by Smart Win of its option to enter the joint venture agreement with GSLM regarding SEL 13/98, expected approximately October 15, 2008. If Smart Win executes the joint venture agreement, the Note is cancelled and becomes part of their investment in the joint venture. If Smart Win does not execute the joint venture agreement, the note begins to accrue interest at a rate of libor plus one percent, not to exceed 6% per annum, and becomes repayable in quarterly installments over a period of two years. If necessary, the Note can be repaid by Empire, GSLM, the guarantor, transfer of the collateral shares or any combination.

Item 7.01 Regulation FD Disclosure

A press release dated July 18, 2008 discussing the Memorandum of Understanding and the Senior Secured Note agreements is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Memorandum of Understanding entered into on July 17, 2008 between Empire Energy Corporation International, Great south Land Minerals, Malcolm Bendall and Smart Win International Limited.

10.2	Senior Secured Note entered into on July 17, 2008 between Empire Energy Corporation International, Malcolm Bendall and Smart Win International Limited.

99.1	Press Release dated July 18, 2008.

[THE SIGNATURE PAGE FOLLOWS]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date: July 18, 2008	By:	/s/ Malcolm Bendall
Mr. Malcolm Bendall
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Memorandum of Understanding entered into on July 17, 2008 between Empire Energy Corporation International, Great South Land Minerals, Malcolm Bendall and Smart Win International Limited.

10.2	Senior Secured Note entered into on July 17, 2008 between Empire Energy Corporation International, Malcolm Bendall and Smart Win International Limited.

99.1	Press Release dated July 18, 2008.